Exhibit 10.20

EXECUTION COPY

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (“Agreement”) dated as of January 8, 2008, between Rafaella Apparel Group, Inc. (the “Company”) and Husein Jafferjee (the “Executive”).

WHEREAS, the Company desires to employ the Executive as Chief Operating Officer of the Company and wishes to acquire and be assured of his services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to be employed by the Company as Chief Operating Officer of the Company and to perform and to serve the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions hereinafter set forth, the Company and the Executive hereby agree as follows:

1.                                       Term.  Subject to earlier termination pursuant to Section 4, this Agreement and the employment relationship hereunder shall commence on January 31, 2008 (the “Effective Date”) and continue until January 31, 2010; provided that this Agreement and the employment relationship created hereunder shall continue thereafter for consecutive twelve (12) month periods commencing on each subsequent January 31 (the “Renewal Date”) unless either party gives the other party prior written notice of the party’s election to terminate this Agreement at least ninety (90) days prior to the Renewal Date, in which case the Term shall terminate on the day prior to the Renewal Date.  As used in this Agreement, the “Term” shall refer to the period beginning on the Effective Date and ending on the date the Executive’s employment terminates in accordance with this Section 1 or Section 4.

2.                                       Duties and Title.

2.1                                 Title.  The Company shall employ the Executive to render exclusive and full-time services to the Company and its subsidiaries.  The Executive shall serve in the capacity of Chief Operating Officer (the “COO”) and report to the chief executive officer (“CEO”) and to the Board of Directors of the Company (the “Board”).

2.2                                 Duties.  The Executive will have such authority and responsibilities and will perform such executive duties customarily performed by a chief operating officer of a company in similar lines of business as the Company and its subsidiaries or as may be assigned to the Executive by the CEO and/or the Board consistent with the position and authority of the Executive as COO.  The executive offices of the Company shall be located in New York County, New York, and the Executive’s principal place of employment shall be at such offices.  The Executive will devote all his full working time and attention to the performance of such duties and to the promotion of the business and interests of the Company and its subsidiaries; provided that the Executive may engage in philanthropic and passive investment activities which are not in conflict with or do not interfere with the performance of his duties; and provided, further, that the Executive will be permitted to devote such time as is reasonable and as does not interfere with the performance of his duties hereunder with respect to: (a) his board membership, share ownership and related responsibilities with Proprietary Technologies, Inc. and/or Nugrip, Inc., and (b) the Executive’s fifty percent (50%) ownership interest in Jafajems, LLC.

3.                                       Compensation and Benefits by the Company.  As compensation for all services performed by the Executive for the Company and its subsidiaries, the Company shall provide the Executive the following during the Term:

3.1                                 Base Salary.  The Company will pay to the Executive an annual base salary of six hundred thousand dollars ($600,000), payable in accordance with the customary payroll practices of the Company (the “Base Salary”).

3.2                                 Bonuses.

(a)                                  The Executive shall be eligible to receive an annual discretionary bonus (the “Annual Bonus”) based on achievement of corporate performance objectives as established by the Compensation Committee, which objectives shall be commensurate with his position as COO.  The Executive’s target bonus shall be seventy-five percent (75%) of the Base Salary, and for the 2008 calendar year, the Executive shall receive an Annual Bonus that is no less than fifty percent (50%) of the Base Salary as of the Effective Date, one-half (½) of which shall be payable promptly after the Company’s books are closed for the fiscal year ending June 30, 2008, and one-half (½) of which shall be paid on or about December 31, 2008, provided the Executive is employed on each such date.

(b)                                 The Executive shall receive a signing bonus of three hundred thousand dollars ($300,000) (the “Signing Bonus”), which shall be paid in two (2) equal installments of one hundred fifty thousand dollars ($150,000) on February 28, 2008 and March 30, 2008, provided that the Executive is employed with the Company on January 31, 2008.

3.3                                 Participation in Employee Benefit Plans.  The Executive shall be entitled, if and to the extent eligible, to participate in all of the applicable benefit plans of the Company, which may be available to other senior executives of the Company, on the same terms as such other executives.  The Company may at any time or from time to time amend, modify, suspend or terminate any employee benefit plan, program or arrangement for any reason without the Executive’s consent if such amendment, modification, suspension or termination is consistent with the amendment, modification, suspension or termination for other executives of the Company.

3.4                                 Vacation.  The Executive shall be entitled to four (4) weeks of paid vacation annually.

3.5                                 Expense Reimbursement.  The Executive shall be entitled to receive reimbursement for all appropriate business expenses incurred by him in connection with his duties under this Agreement in accordance with the policies of the Company as in effect from time to time.

3.6                                 Transaction Bonus.  The Executive shall receive an amount equal to two and five-tenths percent (2.5%) of the Appreciated Value and the Net Dividends available to the Company’s Common Stockholders in connection with certain transactions involving the Company pursuant to the terms and conditions attached hereto as Exhibit A (the “Transaction Bonus”).

3.7                                 Withholdings and Deductions.

(a)                                  The payment of the Base Salary, any Annual Bonus and any other compensation hereunder shall be subject to income tax, social security and other applicable withholdings, as well as such other deductions as may be required under applicable laws.

(b)                                 Section 409A.  It is intended that all payments hereunder shall comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and other guidance issued thereunder (in aggregate, “Section 409A”) so as not to subject the Executive to payment of interest or any additional tax under Section 409A.  In furtherance thereof, the parties agree to the following:

(i)                                     If payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.

(ii)                                  In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section 3.7(b)) would result in the Executive’s being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Executive.

(iii)                               Notwithstanding any provision in this Agreement to the contrary, if any payment hereunder is subject to Section 409A, and if such payment is to be paid on account of the Executive’s separation from service (within the meaning of Section 409A), and if the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, then such payment shall be delayed until the first day after the six-month anniversary of the Executive’s date of termination.

4.                                       Termination of Employment.

4.1                                 The Executive’s employment hereunder is subject to termination earlier than as contemplated by Section 1, as follows:

(a)                                  immediately upon the death of the Executive;

(b)                                 upon the Executive’s Disability (as defined below);

(c)                                  by the Executive at any time for any reason whatsoever, including, without limitation, resignation, retirement or for Good Reason (as defined below); and

(d)                                 by the Company at any time for Cause (as defined below) or without Cause.

4.2                                 The following terms shall have the following meanings:

(a)                                  “Cause” shall mean the Executive’s: (i) indictment or arrest for or formal charge with any felony, (ii) commission of any act of dishonesty or moral turpitude which is, or is reasonably likely to be, materially detrimental to the Company and/or its affiliates, (iii) failure to obey the reasonable and lawful orders of the Board or (iv) gross negligence in the performance of, or willful disregard of, his obligations hereunder; provided, however, that no termination pursuant to clause (iii) shall be effective unless such failure continues after the Executive has been given written notice thereof and thirty (30) days thereafter in which to cure the same.

(b)                                 “Disability” shall mean a physical or mental incapacity that (i) prevents the Executive from performing the essential functions of his position with the Company for a period of one hundred eighty (180) or more days, whether or not consecutive, occurring within any period of twelve (12) consecutive months, as determined in accordance with any long-term disability plan provided by the Company in which the Executive is a participant, or (ii) can be expected, in the opinion of a licensed physician selected by the Board and reasonably acceptable to the Executive, to result in the Executive’s death or to last for a continuous period of one hundred eighty (180) or more days occurring within any period of twelve (12) consecutive months.

(c)                                  “Good Reason” shall mean the Executive’s resignation within ninety (90) days after the occurrence of one or more of the following actions taken by the Company without the Executive’s consent: (i) a material diminution of the Executive’s responsibilities or authority hereunder, or (ii) a material decrease in the Executive’s compensation and benefits, in the aggregate; provided, however, that the following shall not constitute Good Reason: (x) any variations in the amount of any Annual Bonus from one year to another, including the failure to award any such compensation in any given year (provided such variation or failure to award an Annual Bonus is consistent with the performance of the Company and its subsidiaries and is based on objectives commensurate with the Executive’s position as COO as established by the Compensation Committee for that year), or (y) an agreement between Cerberus Capital Management, L.P. (“Cerberus”) and the Executive pursuant to which the Executive is transferred to another equivalent position within Cerberus operations or another portfolio company and the new employing entity offers the Executive employment pursuant to substantially similar terms and conditions as this Agreement.  Notwithstanding the foregoing, no resignation for Good Reason shall be effective unless and until the Executive gives the Company notice of the reasons for a Good Reason resignation, and the Company fails to remedy the same within thirty (30) days thereafter.

5.                                       Consequences of Termination.

5.1                                 Termination Due to Death or Disability.  In the event of a termination due to the Executive’s death or Disability, the Executive or his estate, as the case may be, shall be entitled to, in lieu of any other compensation and benefits hereunder:

(a)                                  payment of his Base Salary at the rate in effect at the time of termination until the effective date of termination;

(b)                                 payment for any accrued but unused vacation days in accordance with Company policy;

(c)                                  reimbursement of expenses incurred but not paid prior to such termination; and

(d)                                 such rights to other benefits as may be provided in applicable pension and welfare plans of the Company or by law, according to the terms and provisions of such plans or by law, provided that any such plans do not contradict any provision of this Agreement;

the foregoing (a) through (d) referred to herein as the “Accrued Benefits”.

5.2                                 Termination for Cause or Without Good Reason.  In the event that the Company terminates the Executive’s employment for Cause or the Executive terminates his employment without Good Reason, the Executive shall be entitled to the Accrued Benefits, in lieu of any other compensation and benefits hereunder.  In addition, in the event of any such termination in the first nine (9) months after the Effective Date, the Executive shall be required to repay the Signing Bonus within thirty (30) days following the effective date of termination.

5.3                                 Termination Without Cause or for Good Reason.  In the event the Company terminates the Executive’s employment hereunder without Cause or the Executive terminates his employment for Good Reason, the Executive shall be entitled to, in lieu of any other compensation hereunder:

(a)                                  the Accrued Benefits;

(b)                                 four (4) payments in the following amount(s) and in accordance with the following payment schedule:

(i)                                     the first payment (payable within sixty (60) days of the effective date of termination) shall be equal to (x) the Base Salary in effect at the time of termination that would be payable over the remainder of the Term or for twelve (12) months, whichever is greater, less (y) the total payments under subparagraph (b)(ii) below; and

(ii)                                  the second, third and fourth payments shall be equal to (x) twice the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) in effect at the time of termination, divided by (y) three (3), which such payments shall be payable on the sixth, ninth and twelfth month anniversaries of the effective date of termination; and

(c)                                  payment of a pro-rated Annual Bonus, payable at such time as the Company pays annual bonuses to similarly situated executives, but in no event later than sixty (60) days following the end of the calendar year in which the termination occurs;

(d)                                 continuation of participation in the Company’s group medical plan pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) at the Company’s expense until the earlier of twelve (12) months from the date of termination or the date on which the Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following termination; and

(e)                                  in the event the Executive’s employment is terminated pursuant to this Section 5.3 on or prior to December 31, 2008 (or any payment date, if later), any payment(s) of the Annual Bonus for the 2008 calendar year pursuant to the final clause of Section 3.2 that remain unpaid as of the effective date of termination (payable within sixty (60) days of the effective date of termination).

5.4                                 Expiration of Term.  In the event that the Company terminates the Executive’s employment by giving him notice of its intent not to renew in accordance with Section 1, which shall have the same effect as an involuntary termination without Cause, the Executive shall be entitled to, in lieu of any other compensation hereunder:

(a)                                  the Accrued Benefits;

(b)                                 four (4) payments in the following amount(s) and in accordance with the following payment schedule:

(i)                                     the first payment (payable within sixty (60) days of the effective date of termination) shall be equal to (x) the Base Salary in effect at the time of termination that would be payable over the remainder of the

Term or for twelve (12) months, whichever is greater, less (y) the total payments under subparagraph (b)(ii) below; and

(ii)                                  the second, third and fourth payments shall be equal to (x) twice the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) in effect at the time of termination, divided by (y) three (3), which such payments shall be payable on the sixth, ninth and twelfth month anniversaries of the effective date of termination; and

(c)                                  payment of a pro-rated Annual Bonus, payable in the year following the year of termination at such time as the Company pays annual bonuses to similarly situated executives, but in no event later than sixty (60) days following the end of the calendar year in which the termination occurs.

In the event that the Executive terminates his employment by giving the Company notice of his intent not to renew in accordance with Section 1, the Executive shall be entitled to the Accrued Benefits, in lieu of any other compensation and benefits hereunder.

5.5                                 Change in Control.  In the event the Company terminates the Executive’s employment hereunder without Cause or the Executive terminates his employment for Good Reason within two (2) years following a Change in Control (as defined below), the Executive shall be entitled to, in lieu of any other compensation hereunder:

(a)                                  the Accrued Benefits;

(b)                                 payment of an amount equal to his annual Base Salary in effect at the time of termination in a lump sum payable within sixty (60) days of the effective date of termination;

(c)                                  payment of a pro-rated Annual Bonus, payable in the year following the year of termination at such time as the Company pays annual bonuses to similarly situated executives, but in no event later than sixty (60) days following the end of the calendar year in which the termination occurs;

(d)                                 continuation of participation in the Company’s group medical plan pursuant to COBRA at the Company’s expense until the earlier of twelve (12) months from the date of termination or the date on which the Executive first becomes eligible for substantially equivalent insurance coverage provided by any other entity following termination; and

(e)                                  in the event the Executive’s employment is terminated pursuant to this Section 5.5 on or prior to December 31, 2008 (or any payment date, if later), any payment(s) of the Annual Bonus for the 2008 calendar year pursuant to the final clause of Section 3.2 that remain unpaid as of the effective date of termination (payable within sixty (60) days of the effective date of termination).

For purposes of this Section 5.5, “Change in Control” shall mean, in one or a series of related transactions: (i) a transaction(s) resulting in the sale of all or substantially all of the assets of the Company (other than in connection with financing transactions, sale and leaseback transactions or other similar transactions) to a person or entity who is not a stockholder of the Company on the Effective Date hereof or an affiliate of such a stockholder (such person or entity being a “Third Party”); or (ii) a transaction(s) resulting in the sale by any persons or entities who are stockholders of the Company immediately prior to the date of such sale, or any of their affiliates, or a merger or other extraordinary corporate transaction or business combination involving the Company, resulting in more than fifty percent (50%) of the voting stock of the Company being held by a Third Party.

5.6                                 Non-Duplication of Benefits.  Notwithstanding the foregoing, nothing in this Agreement shall result in a duplication of payments or benefits provided under this Section 5, nor shall anything in this Agreement require the Company to make any payment or to provide any benefit to the Executive that the Company is otherwise required to provide under any other contract, agreement or arrangement.  For the avoidance of doubt, the payments and benefits provided under this Section 5 shall be in lieu of any severance or other termination payments that otherwise might be payable under any plan, program or policy maintained by the Company.

5.7                                 Conditions.

(a)                                  No payments or benefits payable to the Executive upon the termination of his employment pursuant to this Section 5 (other than the Termination Payments) shall be made to the Executive unless and until the Executive executes a general release in favor of the Company, its affiliates and Cerberus and such general release becomes effective pursuant to its terms; provided, that the general release shall not release any rights the Executive has under this Section 5, the Transaction Bonus as set forth in Section 3.6 and Exhibit A or to indemnification under Section 8 below.

(b)                                 No interest shall accrue on or be paid with respect to any portion of any payments hereunder, except as required by law.

6.                                       Ownership of Ideas; Duty of Loyalty.

6.1                                 Confidentiality.

(a)                                  During the Term, the Executive will have access to certain trade secrets and confidential information relating to the Company and its subsidiaries and affiliates (the “Protected Parties”) which is not readily available from sources outside the Company.  The confidential and proprietary information and, in any material respect, trade secrets of the Protected Parties are among their most valuable assets, including but not limited to, their customer, supplier and vendor lists, databases, competitive strategies, computer programs, frameworks, or models, their marketing programs, their sales, financial, marketing, training and technical information, their product development (and proprietary product data)

and any other information, whether communicated orally, electronically, in writing or in other tangible forms concerning how the Protected Parties create, develop, acquire or maintain their products and marketing plans, target their potential customers and operate their retail and other businesses.  The Protected Parties invested, and continue to invest, considerable amounts of time and money in their process, technology, know-how, obtaining and developing the goodwill of their customers, their other external relationships, their data systems and data bases, and all the information described above (hereinafter collectively referred to as “Confidential Information”), and any misappropriation or unauthorized disclosure of Confidential Information, in any form, would irreparably harm the Protected Parties.

(b)                                 The Executive acknowledges that such Confidential Information constitutes valuable, highly confidential, special and unique property of the Protected Parties.  The Executive shall hold in a fiduciary capacity for the benefit of the Protected Parties all Confidential Information obtained by the Executive during the Term of this Agreement.  Except as required by law, an order of a court or governmental agency with jurisdiction, or a subpoena or other lawful process, the Executive shall not, during the Term or at any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor shall the Executive use it in any way, except in the course of his employment or to enforce any rights or defend any claims hereunder or under any other agreement to which the Executive is a party, provided that such disclosure is relevant to the enforcement of such rights or defense of such claims and is only disclosed in the formal proceedings related thereto.  The Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, corporate espionage, loss and theft.  The Executive understands and agrees that he shall acquire no rights to any such Confidential Information.

(c)                                  All files, records, documents, drawings, specifications, data, computer programs, evaluation mechanisms and analytics and similar items relating thereto or to the business of the Protected Parties, as well as all customer lists, specific customer information, compilations of product research and marketing techniques of Protected Parties, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall remain the exclusive property of the Protected Parties, and the Executive shall not remove any such items from the premises of any of the Protected Parties, except in furtherance of the Executive’s duties under this Agreement.

(d)                                 As requested by the Company and at the Company’s expense, from time to time and upon the termination of this Agreement, the Executive will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in the Executive’s possession or within his control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential

Information) irrespective of the location or form of such material.  If requested by the Company, the Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.

6.2                                 Executive Work Product: Inventions.

(a)                                  Ideas, processes, developments and discoveries conceived by the Executive in any way related to the Confidential Information or the development, production, financing or marketing activities carried on by the Company, whether conceived alone or with others during the performance of his duties, and whether or not conceived during the regular working hours of the Company (collectively, the “Executive Work Product”), shall be the sole and exclusive property of the Company, and the Executive hereby assigns to the Company, his entire right, title and interest in and to the Executive Work Product.  The Company shall also have the right to keep any and all of the Executive Work Product as its Confidential Information.

(b)                                 Unless and except to the extent that the Company specifically agrees in writing to the contrary, the Executive hereby agrees, acknowledges and confirms that any and all work and other products to which he shall have directly or indirectly contributed during the Term or which other employees shall have produced or to which they shall have contributed under his supervision or otherwise during the Term shall be deemed to be “works for hire” in and to which the Company shall have full and exclusive right, title and interest.  The Executive shall execute any and all documents reasonably necessary and appropriate to evidence the foregoing, and Executive hereby irrevocably appoints the Company as Executive’s attorney in fact (which appointment will be deemed for consideration and coupled with an interest) to execute and file any such documents on the Executive’s behalf.

(c)                                  The Executive will hold for the Company’s sole benefit any Invention, which is to be the exclusive property of the Company regardless of whether any patent, copyright, trademark or other right or protection is issued.  Any and all Inventions will be promptly and fully disclosed by the Executive to the Board or the CEO, and are hereby assigned to the Company, without any additional compensation therefor.  For purposes of this Agreement, “Inventions” shall mean all inventions, products, discoveries, improvements, processes, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by the Executive, whether at the request or suggestion of the Company or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise, during the period of his employment by the Company which may pertain to the business, products or processes of the Company, and all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any of the Inventions.

6.3                                 Nondisparagement.  The Executive agrees that he will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging Remarks (as defined below) concerning the Company, Cerberus, their parents, subsidiaries and affiliates, and their respective present and former members, partners, directors, officers, shareholders, employees, agents, attorneys, successors and assigns, and the Company and its subsidiaries will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging Remarks concerning the Executive.  “Disparaging Remarks” are remarks, comments or statements that impugn the character, honesty, integrity or morality or business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.

6.4                                 Non-Solicitation or Hire.  During the period commencing on the Effective Date and continuing for a period of twelve (12) months after the Executive’s employment ceases regardless of the reason (the “Restricted Period”), the Executive shall not, whether individually, or as a director, manager, member, stockholder, partner, owner, employee, consultant or agent, directly or indirectly, solicit or attempt to solicit or induce,

(a)                                  any person or entity that is a customer of any of the Protected Parties, or who was a customer of any of the Protected Parties at any time during the twelve (12) month period immediately prior to the date the Executive’s employment terminates, in any manner that interferes, or is reasonably likely to interfere, with any agreement or contract between any of the Protected Parties and such customer or that otherwise causes harm, or is reasonably likely to cause harm, to any of the Protected Parties,

(b)                                 any supplier to any of the Protected Parties to terminate, reduce or alter negatively its relationship with any of the Protected Parties or in any manner that interferes with any agreement or contract between any of the Protected Parties and such supplier or that otherwise causes harm, or is reasonably likely to cause harm, to any of the Protected Parties, or

(c)                                  any employee of any of the Protected Parties or any person who was an employee of any of the Protected Parties during the six (6) month period immediately prior to the date the Executive’s employment terminates to terminate such employee’s employment relationship with any of the Protected Parties in order, in either case, to enter into a similar relationship with the Executive, or any other person or any entity in competition with the Business of any of the Protected Parties.  Nor will the Executive, directly or indirectly, on behalf of himself or any other entity, employ or solicit for employment, or advise or recommend to any other person or entity that they employ or solicit for employment, any employee of any of the Protected Parties or retain or attempt to retain the services of any individual who is an independent contractor for any of the Protected Parties if doing so would diminish the services any such independent contractor was providing to any of the Protected Parties.

Notwithstanding the foregoing, the Company acknowledges and agrees that, given the Executive’s longstanding service of thirty (30) years or more in the consumer retail business and his pre-existing relationships with customers, suppliers and employees, the Executive shall be permitted to maintain such relationships following his termination of employment with the Company or any of the other Protected Parties.  Such activities shall not constitute a breach of this Section 6.4 or any other provision in this Agreement, unless they interfere with, or are reasonably likely to interfere with, or cause harm to, the Business of any of the Protected Parties.

6.5                                 Non-Competition.

(a)                                  During the Restricted Period, the Executive shall not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of the Protected Parties, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit his name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization), or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages in the women’s career and sports apparel for the moderate and better categories business in the geographic locations where the Company and its subsidiaries engage in such business (the “Business”).

(b)                                 Notwithstanding the foregoing, nothing in this Agreement shall prevent the Executive from owning for passive investment purposes not intended to circumvent this Agreement, less than five percent (5%) of the publicly traded common equity securities of any company engaged in the Business (so long as the Executive has no power to manage, operate, advise, consult with or control the competing enterprise and no power, alone or in conjunction with other affiliated parties, to select a director, manager, general partner, or similar governing official of the competing enterprise other than in connection with the normal and customary voting powers afforded the Executive in connection with any permissible equity ownership), nor shall the Executive be prevented from participating in the activities as set forth in Section 2.2.

6.6                                 Property.  The Executive acknowledges that all originals and copies of materials, records and documents generated by him or coming into his possession during his employment by the Company or its subsidiaries are the sole property of the Company and its subsidiaries (“Company Property”).  During the Term, and at all times thereafter, the Executive shall not remove, or cause to be removed, from the premises of the Company or its subsidiaries, copies of any record, file, memorandum, document, computer related information or equipment, or any other item relating to the Business of the Company or its subsidiaries, except in furtherance of his duties under the Agreement.  When the Executive’s employment with the Company terminates, or upon request of the Company at any time, the Executive shall promptly deliver to the Company all copies of Company Property in his possession or control.

6.7                                 Reasonableness of the Restrictions.  The Executive represents that his experience, capabilities and circumstances are such that the provisions of this Section 6 will not prevent him from earning a livelihood.  The Employee further agrees that the limitations set forth in this Section 6 are reasonable in duration, geographic area and scope and are properly required for the adequate protection of the Businesses of the Company.  It is understood and agreed that the covenants made by the Executive in this Section 6 shall survive the expiration or termination of this Agreement and the Term.  Notwithstanding anything to the contrary in this Section 6, at any time during the Restricted Period the Executive may submit a written request to the Company for a limited waiver of any covenant contained herein for any specific situation or circumstance.

6.8                                 Other Agreements.  In the event the Executive has entered or may enter after the Effective Date into any agreement providing the same or similar obligations as set forth in this Section 6, all such agreements shall be read together to give the greatest protection to the Company.

7.                                       Remedies; Specific Performance.  The parties acknowledge and agree that the Executive’s breach or threatened breach of any of the restrictions set forth in Section 6 will result in irreparable and continuing damage to the Protected Parties for which there may be no adequate remedy at law and that the Protected Parties shall be entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach.  The Executive also agrees that such remedies shall be in addition to any and all remedies, including damages, available to the Protected Parties against him for such breaches or threatened or attempted breaches.  In addition, without limiting the Protected Parties’ remedies for any breach of any restriction on the Executive set forth in Section 6, the Executive shall not be entitled to any payments set forth in Section 5 hereof, except for the Accrued Benefits or as otherwise required by law, if the Executive has materially breached the covenants applicable to the Executive contained in Section 6, and the Executive will immediately return to the Protected Parties any such payments previously received under Section 5 upon such a material breach, and, in the event of such material breach, the Protected Parties will have no obligation to pay any of the amounts that remain payable by the Company under Section 5.

8.                                       Indemnification.

8.1                                 The Company agrees, to the extent permitted by applicable law and its organizational documents, to indemnify, defend and hold harmless the Executive from and against any and all losses, suits, actions, causes of action, judgments, damages, liabilities, penalties, fines, costs or claims of any kind or nature (“Indemnified Claim”), including reasonable legal fees and related costs incurred by the Executive in connection with the preparation for or defense of any Indemnified Claim, whether or not resulting in any liability, to which the Executive may become subject (including without limitation as a witness) or liable or which may be incurred by or assessed against the Executive, relating to or arising out of his employment by the Company, provided that the Company shall only defend, but not indemnify or hold the Executive harmless, from and against an Indemnified Claim in the event there is a final, non-appealable, determination that the Executive’s liability with respect to such Indemnified Claim resulted from the Executive’s willful misconduct or gross negligence.

8.2                                 At the Executive’s request, the Company shall advance to the Executive the cost of all reasonable legal fees and related costs incurred by the Executive arising out of or relating to any Indemnified Claim, provided as a condition to any such advance the Company may require that the Executive agree to repay the funds advanced to the extent it is determined by a final, non-appealable judgment of a court of competent jurisdiction that the Executive is not entitled to indemnification for such reasonable legal fees and related costs.

8.3                                 The Company’s obligations under this section shall be in addition to any other right, remedy or indemnification which the Executive may have or be entitled to at common law or otherwise.  The provisions of this Section 8 shall survive the termination of this Agreement for any reason.

9.                                       Arbitration.

9.1                                 Any dispute or controversy arising under or in connection with this Agreement, other than as provided in Section 7, shall be resolved by binding arbitration.  The arbitration shall be held within the State of New York, and, except to the extent inconsistent with this Agreement, shall be conducted in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect at the time of the arbitration and otherwise in accordance with principles which would be applied by a court of law or equity.

9.2                                 The arbitrator shall be acceptable to both the Company and the Executive.  If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.  All expenses of arbitration shall be borne by the party who incurs the expense or, in the case of joint expenses, by both parties in equal portions, except that in the event the Executive substantially prevails on the principal issues of such dispute or controversy, the arbitrator shall have the authority to direct the Company to pay all or a portion of the Executive’s share of such expenses.

9.3                                 Notwithstanding the above, however, because time is of the essence, whenever a violation or threatened violation of the covenants and obligations contained in Section 6 is alleged, the parties agree that the enforcement of such covenants and obligations and any request for injunctive relief pursuant to Section 7 shall be excepted from the provisions of this Section 9.

10.                                 Other Provisions.

10.1                           Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid or overnight mail and shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, four (4) days after the date of mailing or one (1) day after overnight mail, as follows:

(a)                                  If the Company, to:

Rafaella Apparel Group, Inc.
1411 Broadway

New York, New York 10018
Attention:	Secretary
Telephone:	(212) 403-0300
Fax:	(212) 764-9275

With copies to: Milbank, Tweed, Hadley & McCloy LLP One Chase Manhattan Plaza New York, NY 10005
Attention:	Roland Hlawaty
Telephone:	(212) 530-5735
Fax:	(212) 822-5735

and

Cerberus Capital Management, L.P. 299 Park Avenue New York, NY 10171
Attention:	George Kollitides
Fax:	(212) 284-7916

(b)                                 If to the Executive, to the Executive’s home address reflected in the Company’s records,

With a copy to: Epstein Becker & Green, P.C 250 Park Avenue New York, NY 10177-1211
Attention:	Howard Pianko, Esq.
Fax:	(212) 878-8691

10.2                           Entire Agreement.  This Agreement, including Exhibit A hereto, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.  To the extent that any provision of this Agreement conflicts with any current or future policy or procedure of the Company, the provisions of this Agreement shall prevail.

10.3                           Representations and Warranties by Executive.  The Executive represents and warrants that he is not a party to or subject to any restrictive covenants, legal restrictions or other agreements in favor of any entity or person which would in any way preclude, inhibit, impair or limit the Executive’s ability to perform his obligations under this Agreement, including, but not limited to, non-competition agreements, non-solicitation agreements or confidentiality agreements.

10.4                           Waiver and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver of any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.5                           Governing Law and Venue.

(a)                                  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and not to be performed entirely within such state, without regard to conflict of law principles.

(b)                                 The parties agree irrevocably to submit to the exclusive jurisdiction of the federal courts or, if no federal jurisdiction exists, the state courts, located in the City of New York, Borough of Manhattan, for the purposes of any suit, action or other proceeding brought by any party arising out of this Agreement and hereby waive, and agree not to assert by way of motion, as a defense or otherwise, in any such suit, action, or proceeding, any claim that he or it is not personally subject to the jurisdiction of the above-named courts, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.  In addition, the parties agree to the waiver of a jury trial.

10.6                           Assignability by the Company and the Executive.  This Agreement, and the rights and obligations hereunder, may not be assigned by the Company or the Executive without written consent signed by the other party; provided that the Company may assign the Agreement to any successor that continues the business of the Company.

10.7                           Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which shall constitute one and the same instrument.

10.8                           Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning of terms contained herein.

10.9                           Severability.  If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected or impaired or invalidated.

The Executive acknowledges that the restrictive covenants contained in Section 6 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

10.10                     Judicial Modification.  If any court determines that any of the covenants in Section 6, or any part of any of them, is invalid or unenforceable, the remainder of such covenants and parts thereof shall not thereby be affected and shall be given full effect, without regard to the invalid portion.  If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court shall reduce such scope to the minimum extent necessary to make such covenants valid and enforceable.

10.11                     Legal Fees.  The Company will pay for or reimburse the Executive for his costs reasonably incurred in retaining legal counsel to review this Agreement and advise him in connection therewith prior to execution to a maximum amount of fifteen thousand dollars ($15,000), subject to the Executive’s submission of appropriate documentation of such expenses.

10.12                     Acknowledgement.  The Executive represents and acknowledges the following:

(a)                                  He has carefully read this Agreement in its entirety;

(b)                                 He understands the terms and conditions contained herein;

(c)                                  He has reviewed this Agreement with legal counsel of his own choosing and has not relied on any statements made by the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

(d)                                 He is entering into this Agreement knowingly and voluntarily.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE

/s/ Husein Jafferjee
Husein Jafferjee

RAFAELLA APPAREL GROUP, INC.

By:	/s/ George Kollitides
Name: George Kollitides
Title: Authorized Person

EXHIBIT A

TRANSACTION BONUS

The Executive shall receive a cash payment equal to two and five-tenths percent (2.5%) of the Appreciated Value in connection with Sale Transactions and two and five-tenths percent (2.5%) of the Net Dividends paid other than in connection with a Sale Transaction (in either case, a “Sale/Dividend Payment”), subject to vesting as described below.  Any term not defined herein shall have the meaning set forth in the employment agreement to which this Exhibit A is attached (the “Employment Agreement”).

DEFINITIONS

1.                                       SALE TRANSACTION

For purposes of this Agreement, “Sale Transaction” shall mean:

(i)                                     a “Change in Control”, as defined in the Employment Agreement; and

(ii)                                  other than in connection with a “Change in Control”, (A) all transactions (determined cumulatively from the Effective Date) by the common stockholders of the Company on the Effective Date (the “Common Stockholders”) or any affiliates of such Common Stockholders resulting in the sale of common securities of the Company to one or more Third Parties (as defined in the definition of “Change in Control”) and (B) the sale by the Company of its common securities pursuant to an initial public offering.

2.                                       APPRECIATED VALUE

For purposes of this Agreement, “Appreciated Value” shall mean:

(i)                                     the “net value” of all cash, securities and other consideration in any form paid by a Third Party to the Company and/or the Common Stockholders in connection with Sale Transactions (including the aggregate amount of any Dividends in connection with or in contemplation of a Sale Transaction) and taking into account the Net Dividends calculated in connection with any Dividends paid after the Effective Date to the Common Stockholders or any affiliates of such Common Stockholders; minus

(ii)                                  in the case of a Sale Transaction in which the Company receives consideration from the Third Party, the sum of (x) the amount of any debt or preferred stock (based upon its aggregate liquidation preference plus any accrued and unpaid dividends or other preferred return) assumed, acquired, redeemed or repaid (directly or indirectly) in connection with the Sale Transaction, or which remains on the Company’s financial statements at the time of the Sale Transaction and (y) $53,333,333 (the “Floor Amount”); or

(iii)                               in the case of a Sale Transaction in which the Common Stockholders receive consideration from the Third Party, the sum of (x) the amount of any preferred stock of the class or series issued and outstanding on the Effective Date (based upon its aggregate liquidation preference plus any accrued and unpaid dividends or other preferred return) that is issued and outstanding as of the time of such Sale Transaction and (y) the Floor Amount minus (A) the number of shares of such preferred stock issued and outstanding as of the time of such Sale Transaction multiplied by (B) the original issue price thereof.

Amounts paid into escrow and contingent payments in connection with any Sale Transaction, if paid within five (5) years of the consummation of any Sale Transaction, will be included as part of the Appreciated Value if and when paid to the Common Stockholders.  If the Appreciated Value is a negative number, no Sale/Dividend Payment shall be due.

For the avoidance of doubt, the deduction with respect to the Floor Amount shall be applied only once with respect to the determination of the Appreciated Value and Net Dividends and there shall be no duplication with respect to any preferred stock or debt.

3.                                       NET DIVIDENDS

For purposes of this Agreement, “Net Dividends” shall mean:

(iv)                              the aggregate value of all cash, securities and other consideration paid after the Effective Date by the Company to the Common Stockholders or any affiliates of such Common Stockholders (other than in connection with a Sale Transaction) in the form of dividends, other distributions or as a repurchase of any common securities of the Company (collectively, “Dividends”) and taking into account the “Appreciated Value” calculated in connection with prior Sale Transactions; minus

(v)                                 the sum of (x) the amount of any preferred stock of the class or series issued and outstanding on the Effective Date (based upon its aggregate liquidation preference plus any accrued and unpaid dividends or other preferred return) that is issued and outstanding as of the time of such Dividend and (y) the Floor Amount minus (A) the number of shares of such preferred stock issued and outstanding as of the time of such Dividend multiplied by (B) the original issue price thereof.

If Net Dividends is a negative number, no Sale/Dividend Payment shall be due.

Calculations of Appreciated Value or Net Dividends shall be made in connection with any Sale Transaction or Dividend payment and shall be calculated, without duplication, on a cumulative basis taking into account all Dividends and Sale Transactions from the Effective Date.

For the avoidance of doubt, the deduction with respect to the Floor Amount shall be applied only once with respect to the determination of the Appreciated Value and Net Dividends and there shall be no duplication with respect to any preferred stock or debt.

VESTING AND PAYMENT OF TRANSACTION BONUS

1.                                       FULL VESTING

Notwithstanding any provision contained herein to the contrary, in the event a Change in Control is consummated prior to full vesting of the Sale/Dividend Payment and provided the Executive’s employment under the Employment Agreement has not terminated as of the date of such Change in Control, the Executive shall be one hundred percent (100%) vested in the entire Sale/Dividend Payment, which shall be payable in a lump sum within thirty (30) days of such Change in Control.

2.                                       VESTING SCHEDULE

Provided that the Executive remains an employee of the Company or its subsidiaries on each Vesting Date as described below, the Executive shall vest in a percentage of the Sale/Dividend Payment as indicated below:

Vesting Date: On the following anniversaries of the Effective Date:	The following percent of the Sale/Dividend Payment shall vest:
3 month	4%
6 month	4%
9 month	4%
12 month	5%
15 month	6%
18 month	6%
21 month	7%
24 month	7%
27 month	8%
30 month	9%
33 month	10%
36 month	10%
39 month	10%
42 month	10%

3.                                       TERMINATIONS AND FORFEITURES

If the Executive’s employment with the Company and its subsidiaries terminates for any reason prior to the consummation of a Change in Control, any then-unvested portion of the Sale/Dividend Payment shall immediately be cancelled, and the Executive (and the Executive’s estate, designated beneficiary or other legal representative, as applicable) shall forfeit any rights or interests in and with respect to any such unvested portion of the Sale/Dividend Payment.

In the event any Sale Transaction is consummated, or any Net Dividend is paid, on or prior to the eighteen (18) month anniversary of the termination of the Executive’s employment with the Company and its subsidiaries, the Executive shall be entitled to the portion of the Sale/Dividend Payment that had vested on or prior to the effective date of termination; provided, however, that if the Executive is seventy percent (70%) or more vested, the period shall be extended to twenty-four (24) months.  Such amount shall be payable to the Executive in a lump sum within sixty (60) days of the date of such Sale Transaction or Net Dividend payment.

In the event any Sale Transaction is consummated, or any Net Dividend is paid, after such eighteen (18) month or twenty-four (24) month anniversary, as applicable, any rights or interests in the entire Sale/Dividend Payment (whether vested or unvested) shall be cancelled and the Executive (and the Executive’s estate, designated beneficiary or other legal representative, as applicable) shall forfeit any rights or interests in and with respect to the entire Sale/Dividend Payment.

Notwithstanding anything herein to the contrary, the Board may, in its sole discretion, accelerate the vesting of any portion of the unvested portion of a Sale/Dividend Payment at any time.